Exhibit 2.8

CONFIDENTIAL	EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UPHEALTH HOLDINGS, INC.,

UPHEALTH THRASYS MERGER SUB, INC.,

THRASYS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

DATED AS OF NOVEMBER 20, 2020

i

3.18	Employment Matters	33
3.19	Taxes	34
3.20	Books and Records	36
3.21	Bank Accounts; Names and Locations	36
3.22	Related Party Transactions	36
3.23	Powers of Attorney	36
3.24	Brokers	37
3.25	Full Disclosure	37
3.26	PPP Loan	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37

4.1	Organization and Authority of Holdings, Parent and Merger Sub	37
4.2	No Conflicts; Consents	38
4.3	Capitalization	38
4.4	No Subsidiaries	39
4.5	Undisclosed Liabilities	39
4.6	Material Contracts	39
4.7	No Prior Merger Sub Operations	40
4.8	Legal Proceedings	40
4.9	Brokers	40
4.10	Full Disclosure	40
4.11	Section 351 Qualification	40
4.12	Taxes	41
4.13	Intentionally Omitted	41

ARTICLE V COVENANTS		41

5.1	Conduct of Business Prior to the Closing	41
5.2	Access to Information	42
5.3	No Solicitation of Other Bids	43
5.4	Stockholders Consent	44
5.5	Notice of Certain Events	44
5.6	Intentionally Omitted	44
5.7	Governmental Approvals and Consents	45
5.8	Directors’ and Officers’ Indemnification and Insurance	46
5.9	Closing Conditions	47
5.10	Public Announcements	47
5.11	Business and Growth Capital Plan	47
5.12	Equity Compensation	47
5.13	Spin Out of Non-Healthcare Joint Venture	47
5.14	Further Assurances	48
5.15	PPP Loan Cooperation/Record Retention	48
5.16	Waived Closing Conditions	48
5.17	Disclosure Schedules	49

ARTICLE VI TAX MATTERS		49

6.1	Tax Covenants	49
6.2	Termination of Existing Tax Sharing Agreements	49
6.3	Tax Returns	50
6.4	Straddle Period	51
6.5	Contests	51
6.6	Cooperation and Exchange of Information	52
6.7	Refunds and Credits	52
6.8	Post-Closing Actions	52
6.9	FIRPTA Statement	53
6.10	Tax Treatment of Transactions	53

ARTICLE VII CONDITIONS TO CLOSING		53

7.1	Conditions to Obligations of All Parties	53
7.2	Conditions to Obligations of Parent and Merger Sub	53
7.3	Conditions to Obligations of the Company	54

ARTICLE VIII INDEMNIFICATION		55

8.1	Survival	55
8.2	Indemnification by Stockholders	56
8.3	Indemnification by Parent	56
8.4	Certain Limitations	56
8.5	Indemnification Procedures	57
8.6	Payments; Setoff	59
8.7	Tax Treatment of Indemnification Payments	59
8.8	Effect of Investigation	59
8.9	Exclusive Remedies	60

ARTICLE IX TERMINATION		60

9.1	Termination Pre-Business Combination Agreement	60
9.2	Termination Post-Business Combination Agreement	61
9.3	Effect of Termination	61

ARTICLE X MISCELLANEOUS		61

10.1	Stockholder Representative	61
10.2	Expenses	63
10.3	Notices	64
10.4	Interpretation	64
10.5	Headings	65
10.6	Severability	65
10.7	Entire Agreement	65
10.8	Successors and Assigns	65

10.9	No Third-Party Beneficiaries	65
10.10	Amendment and Modification; Waiver	65
10.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	66
10.12	Arbitration Procedure	66
10.13	Specific Performance	68
10.14	Counterparts	68

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 20, 2020, is entered into among UpHealth Holdings, Inc., a Delaware corporation (“Parent”), UpHealth Thrasys Merger Sub, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), Thrasys, Inc., a California corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Shareholders (as defined below, and such representative of the Shareholders, the “Shareholder Representative”).

WHEREAS, this Agreement amends, restates, and supersedes in its entirety that certain Agreement and Plan of Merger dated November 3, 2020 among Parent, Merger Sub, the Company, and Shareholder Representative (the “Prior Agreement”);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”); and, pursuant to the Merger, each Shareholder (as defined below) shall receive in exchange for their Shares (as defined below) Parent Common Stock (as defined below) and a promissory note issued by Parent in favor of the Shareholders as set forth in this Agreement; as a result, Parent shall be the sole owner of the Company after the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend approval of the principal terms of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company in accordance with the California Corporations Code (the “California Code”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 1100 et seq. of the California Code, a written consent of its shareholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 1100 et seq. of the California Code;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent proposes to acquire all of the outstanding stock of the other Significant Subsidiaries (as defined herein) (the “Significant Subsidiary Acquisitions”), from their respective stockholders in exchange for Parent Common Stock and other consideration, and acquire all of the outstanding stock of UpHealth Services Incorporated, an Illinois corporation (“UpHealth Services”), from its stockholders in exchange for Parent Common Stock (“Parent Acquisition”), with the closing of the acquisition of BHS (the “BHS Acquisition”) and the Parent Acquisition to occur prior to or simultaneously with the Closing (as defined herein) of the Merger;

WHEREAS, the Merger, the Significant Subsidiary Acquisitions and the Parent Acquisition will occur pursuant to an overall plan agreed upon before the transaction in which the rights of the parties are defined;

WHEREAS, it is intended that the Shareholders’ transfer of the Shares to Parent in exchange for Parent Common Stock and other consideration pursuant to the Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code (as defined herein) with respect to the Parent Common Stock so received;

WHEREAS, Parent proposes to enter into a business combination transaction with GigCapital2, Inc., a Delaware corporation (the “SPAC”), pursuant to a Business Combination Agreement to be entered into by and between Parent and the SPAC (the “Business Combination Agreement”) as soon as practicable following the Closing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2019 Plan” has the meaning set forth in Section 2.8(d)(i).

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Aggregate Net Debt” means the aggregate debt of the Significant Subsidiaries, on a consolidated basis, after deducting any cash on the consolidated balance sheet.

“Agreement of Merger” has the meaning set forth in Section 2.4.

“Ancillary Documents” means the the Promissory Note.

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Anticipated Net Debt Adjustment” means the reduction in the value of the transaction consideration to be issued to Parent by the SPAC upon the SPAC Merger Closing that is equal to the amount by which the Company Closing Net Debt (as defined in the Business Combination Agreement) is greater than the Maximum Company Closing Net Debt (as defined in the Business Combination Agreement).

“Arbitrable Dispute” has the meaning set forth in Section 10.12(a).

“Arbitrator” has the meaning set forth in Section 10.12(c).

“Assumed Restricted Stock Units” has the meaning set forth in Section 2.8(d)(i).

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“BHS” means Behavioral Health Services, LLC, an Illinois limited liability company.

“Business Combination Agreement” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“California Code” has the meaning set forth in the recitals.

“Cap” has the meaning set forth in Section 8.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116-136 (116th Cong.) (March 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Certificate” has the meaning set forth in Section 2.11(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the date of the SPAC Merger Closing.

“Closing Working Capital Statement” has the meaning set forth in Section 2.16(a)(i).

“Cloudbreak” means Cloudbreak Health, LLC, an Ohio limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.2(b).

“Company Charter Documents” has the meaning set forth in Section 3.3.

“Company Common Stock” means the common stock of the Company, no par value per share.

“Company Debt Proportion” means the ratio of (i) the Company’s Indebtedness, after deducting cash on the Company’s balance sheet, which is included in the calculation of the Company Closing Net Debt (as defined in the Business Combination Agreement), to (ii) the aggregate Company Closing Net Debt.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, but excluding any click-wrap or shrink-wrap software agreements.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(c).

“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means line items identified under “Current Assets” on Schedule 2.16(a)(ii).

“Current Liabilities” means the line items identified under “Current Liabilities” on Schedule 2.16(a)(ii).

“Deductible” has the meaning set forth in Section 8.4(a).

“D&O Indemnified Party” has the meaning set forth in Section 5.8(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.8(b).

“D&O Tail Policy” has the meaning set forth in Section 5.8(c).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.16(b)(iii).

“Disputing Person” has the meaning set forth in Section 10.12(b).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Consideration” means an aggregate number of shares of Parent Common Stock, Assumed Restricted Stock, and Assumed Restricted Stock Units representing 10.837% of the fully-diluted capital stock of Parent following the Closing and the closings of the Significant Subsidiary Acquisitions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means an escrow agent mutually agreeable to Parent, the Company and the Shareholder Representative.

“Escrow Agreement” means that certain Escrow Agreement by and among Parent, Shareholder Representative and the Escrow Agent regarding the Indemnification and Adjustment Holdback Amount in form agreed to by Parent, Shareholder Representative and the Escrow Agent.

“Expense Escrow Amount” means a promissory note duly executed by Parent in an amount agreed to by the Company and the Shareholder Representative and delivered to the Shareholder Representative at the Closing.

“Fair Market Value” means the value of Parent Common Stock implied by the closing sale price per share of SPAC Common Stock on the date prior to Closing and the exchange ratio in the Business Combination Agreement.

“Final Determination” has the meaning set forth in Section 10.12(e).

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Fully Diluted Basis” means a company’s outstanding capital stock, including (i) all common stock, (ii) all preferred stock on an as-converted to common stock basis, and (iii) all shares reserved for grant or issuance under such company’s equity incentive plans, and assuming full conversion of all convertible securities and exercise of all convertible securities and exercise of all convertible rights, options and warrants, reserved or outstanding, directly or indirectly, into common stock of such company.

“Fully Diluted Share Number” means the aggregate number of Shares and Restricted Stock Units outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.9).

“GAAP” means United States generally accepted accounting principles in effect from time to time, and for purposes of this Agreement, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that (i) were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end and (ii) were used in the calculation of the Target Working Capital.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), determination or award entered by or with any Governmental Authority. or any arbitrator, court or tribunal of competent jurisdiction.

“Government Contracts” means all Contracts with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Growth Capital and Operating Plan” has the meaning set forth in Section 5.11.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Healthcare Laws” means all statutes, regulations, rules, orders, ordinances and other Laws of any Governmental Authority with respect to healthcare regulatory matters applicable to the Company, including without limitation, HIPAA, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (Feb. 17, 2009) (the Health Information Technology for Economic and Clinical Health (HITECH) Act), all analogous state and local statutes, rules and regulations, and with regard to each all regulations promulgated thereunder.

“ICA” has the meaning set forth in Section 10.12(a).

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification and Adjustment Escrow Amount” means the lesser of (i) ten percent (10%) of the Equity Consideration and (ii) a number of shares of Parent Common Stock with the Fair Market Value of Ten Million Dollars ($10,000,000), deposited as soon as practicable after the Closing with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, and which shall be held by Parent or in escrow by the Escrow Agent or a period of twelve (12) months following the Closing Date pursuant to the terms of the Escrow Agreement.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountant” has the meaning set forth in Section 2.16(b)(iii).

“Initial Cash Consideration” means the Promissory Note.

“Initial Equity Consideration” means the Equity Consideration less the Indemnification and Adjustment Holdback Amount.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.11(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Knowledge” means, when used with respect to (i) the Company, the actual or constructive knowledge, after due inquiry, of Ramesh Balakrishnan or Ranjani Ramakrishna or (ii) Parent, the actual or constructive knowledge, after due inquiry, of any director or officer of Parent, including Dr. Chirinjeev Kathuria and Mariya Pylypiv.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 10.1(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided that a Material Adverse Effect shall not include any effect, change, event, occurrence or state of facts: (i) that generally affects the industry in which the Company operates so long as the Company is not disproportionately affected thereby relative to other companies in such industry, (ii) that result from general business, financial, political, capital market or economic conditions in any state or country where the Company’s business is conducted so long as the Company is not disproportionately affected relative to other companies therein, (iii) that result from any natural disaster, epidemic, pandemic (including COVID-19) or other act of God or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof so long as the Company is not disproportionately affected relative to other companies in the Company’s industry, (iv) that result from any failure, in and of itself, by the Company to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the Agreement Date (provided that the cause or basis for the Company to meet such projections or forecasts or revenue or earnings predictions shall not be excluded), (v) that result from the taking of any action required to be taken, or the failure to take any action prohibited, by this Agreement, (vi) that result from any action or inaction by Parent or any of its Affiliates, (vii) that result from the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions, or (viii) that result from the fact that the prospective owner of the Company is Parent or any Affiliate of Parent. With regard to Section 7.3 Parent Material Adverse Effect means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Parent as contemplated upon the consummation of the Transactions, or (b) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.8(a)(i).

“Merger Sub” has the meaning set forth in the preamble.

“Notice of Arbitration” has the meaning set forth in Section 10.12(b).

“Non-Healthcare Joint Venture” means Iaxys LLC, a Delaware limited liability company, which shall be licensed by the Company pursuant to the Non-Healthcare License Agreement to pursue the Company’s products and technologies outside the field of healthcare.

“Non-Healthcare License Agreement” means the exclusive license agreement to be entered into between the Company and the Non-Healthcare Joint Venture within thirty (30) days after the Closing, which shall be provided to Parent, with respect to fields other than healthcare technology.

“Parent” has the meaning set forth in the preamble.

“Parent Arbitrator” has the meaning set forth in Section 10.12(c).

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Indemnitees” has the meaning set forth in Section 8.2.

“Parent Material Contracts” has the meaning set forth in Section 4.8.

“Parent Option Pool” has the meaning set forth in Section 5.12.

“Per Share Closing Amount” has the meaning set forth in Section 2.8(a)(ii).

“Per Share Expense Escrow Amount” has the meaning set forth in Section 2.8(a)(iv).

“Per Share Indemnification and Adjustment Holdback Amount” has the meaning set forth in Section 2.8(a)(iii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Purposes” means, with respect to the use of proceeds of any PPP Loan, the purposes set forth in the CARES Act, provided such purposes are otherwise in compliance with all other provisions or requirements of the CARES Act.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about (i) any client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of the Company, (ii) any donor, client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of any client or customer of the Company, or (iii) any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

“PIPE Financing” means the private-investment-in-public-equity financing, strategic investment, or institutional investor financing to be consummated concurrently with the SPAC Merger with gross proceeds of at least Fifty Million Dollars ($50,000,000).

“Post-Closing Adjustment” has the meaning set forth in Section 2.16(a)(ii).

“Post-Closing Adjustment Deductible” has the meaning set forth in Section 2.16(a)(ii).

“Post-Closing Parent Capitalization” has the meaning set forth in Section 4.3(b).

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on and including the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“PPP Escrow Agent” has the meaning set forth in Section 2.3(a)(xii).

“PPP Escrow Agreement” has the meaning set forth in Section 2.3(a)(xii).

“PPP Loan” has the meaning set forth in Section 3.26.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the day before the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Prior Agreement” has the meaning set forth in the recitals.

“Pro Rata Share” means, with respect to any Shareholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares and Restricted Stock Units owned of record by such Person as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number.

“Promissory Note” means the Promissory Note in the principal amount equal to the Promissory Note Amount, to be issued by Parent at Closing for the benefit of the Shareholders, substantially in the form of Exhibit A.

“Promissory Note Amount” means Twenty Million Dollars ($20,000,000) less the Expense Escrow Amount.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.1(c).

“Requisite Company Vote” has the meaning set forth in Section 3.2(a).

“Resolution Period” has the meaning set forth in Section 2.16(b)(ii).

“Review Period” has the meaning set forth in Section 2.16(b)(i).

“Shares” has the meaning set forth in Section 2.8(c).

“Statement of Objections” has the meaning set forth in Section 2.16(b)(ii).

“Shareholder” means a holder of Company Common Stock.

“Shareholder Arbitrator” has the meaning set forth in Section 10.12(c).

“Shareholder Indemnitees” has the meaning set forth in Section 8.3.

“Shareholder Notice” has the meaning set forth in Section 5.4(b).

“Shareholder Representative” has the meaning set forth in the preamble.

“Significant Subsidiaries” are BHS, Glocal Healthcare Systems Pvt. Ltd., a company organized and existing under the laws of India, Innovations Group, Inc., a Utah corporation, and TTC Healthcare, Inc., a Delaware corporation.

“Significant Subsidiary Acquisitions” has the meaning set forth in the recitals.

“SPAC” has the meaning set forth in the recitals.

“SPAC Merger” means the proposed business combination transaction among Parent, the SPAC, and a wholly-owned subsidiary of the SPAC, pursuant to which Parent will merge with and into such wholly-owned subsidiary of the SPAC, with Parent continuing as the surviving entity of such merger.

“SPAC Merger Closing” means the consummation of the SPAC Merger.

“Spin Out of Non-Healthcare Joint Venture” means: (i) the license of Company Intellectual Property to the Non-Healthcare Joint Venture on terms substantially in accordance with the terms in the Non-Health Care License Agreement; (ii) the ownership of 75% of the membership units in the Non-Healthcare Joint Venture by an entity owned by the Shareholders; and (iii) Parent, through its ownership of the Company following the Closing, owning 25% of the membership units in the Non-Health Care Joint Venture, which interests described in the preceding clauses (ii) and (iii) being subject to dilution from sales of membership units or other equity interests in Non-Healthcare Joint Venture following its initial organization.

“Statement of Objections” has the meaning set forth in Section 2.16(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.5.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” has the meaning set forth in Section 2.16(a)(ii).

“Taxes” means all federal, state, local, municipal, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.6.

“Tax Litigation” has the meaning set forth in Section 6.5.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transactions” means the transactions contemplated pursuant to this Agreement and the BHS Acquisition and the Parent Acquisition.

“Transaction Expenses” means all fees and expenses incurred by a party hereto and any of its Affiliates at or prior to the SPAC Merger Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, including, but not limited to, legal, accounting and advisory fees and expenses, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.8(c) and the filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

“Undisputed Amounts” has the meaning set forth in Section 2.16(b)(iii).

“Union” has the meaning set forth in Section 3.18(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Written Consent” has the meaning set forth in Section 5.4(a).

Article II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Code, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the California Code as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by exchange of electronic deliveries and signatures, at 10:00 a.m. local time on the third Business Day following satisfaction or waiver of the conditions to Closing set forth in Article VII (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

2.3 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent the following:

(i) the Promissory Note duly executed by the Shareholder Representative;

(ii) intentionally Omitted;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of the Company certifying that (a) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Shareholders approving the Merger and adopting this Agreement, and (b) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii) the Consideration Spreadsheet contemplated in Section 2.18;

(viii) the FIRPTA Statement;

(ix) intentionally omitted;

(x) intentionally Omitted;

(xi) evidence reasonably satisfactory to Parent that Company has notified First Republic Bank in writing of the transactions contemplated in this Agreement, has provided First Republic Bank with a copy of this Agreement, and that First Republic Bank has consented to and approved the same;

(xii) evidence reasonably satisfactory to Parent that Company has deposited the amount of the PPP Loan balance by wire transfer of immediately available funds, into an interest-bearing escrow account controlled by First Republic Bank (the “PPP Escrow Agent”), pursuant to an escrow agreement reasonably acceptable to Parent (the “PPP Escrow Agreement”), which PPP Escrow Agreement shall provide, in part, that after the forgiveness process is completed, the escrow funds must be disbursed first to repay any remaining PPP Loan balance plus interest;

(xiii) evidence reasonably satisfactory to Parent that First Republic Bank has approved the Company’s loan forgiveness application in respect of the Company’s PPP Loan and has submitted the same to the U.S. Small Business Administration;

(xiv) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) the Promissory Note duly executed by Parent;

(ii) unit certificates representing the portion of Initial Equity Consideration allocated to each Shareholder pursuant to such Shareholder’s Pro Rata Share;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv) a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) intentionally Omitted;

(vii) intentionally Omitted; and

(viii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause an Agreement of Merger (the “Agreement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the California Code and shall make all other filings or recordings required under the California Code. The Merger shall become effective at such time as the Agreement of Merger has been duly filed with the Secretary of State of the State of California or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Agreement of Merger in accordance with the California Code (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.5 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.6 Articles of Incorporation; By-laws. At the Effective Time, (a) the articles of incorporation of Surviving Corporation as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

2.7 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

2.8 Effect of the Merger on Company Common Stock; Merger Consideration.

(a) For purposes of this Agreement,

(i) the “Merger Consideration” shall be calculated as follows:

(A) Cash Consideration. The Promissory Note; plus

(B) Equity Consideration. The Initial Equity Consideration; plus

(C) Indemnification and Adjustment Holdback Release. Any amounts released from the Indemnification Escrow Holdback to the Shareholders; plus

(D) Expense Escrow Release. Any amounts released from the Expense Escrow Amount to the Shareholders.

(ii) “Per Share Closing Amount” means (A) the Initial Cash Consideration plus the Initial Equity Consideration divided by (B) the Fully Diluted Share Number.

(iii) “Per Share Indemnification and Adjustment Holdback Amount” means (A) that portion of the Indemnification and Adjustment Holdback Amount available for distribution to the Shareholders subject to Section 2.16 and Section 2.17, divided by (B) the Fully Diluted Share Number.

(iv) “Per Share Expense Escrow Amount” means (A) that portion of the Expense Escrow Amount available for distribution to the Shareholders after the applicable escrow period, if any, divided by (B) the Fully Diluted Share Number.

(b) Treatment of Shares. Subject to the Consideration Spreadsheet and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to and in accordance with Section 2.8(c) and Dissenting Shares, if any) shall be converted into and become the right to receive, at the time and subject to the terms and conditions specified herein, (i) the Per Share Closing Amount, plus (ii) the Per Share Indemnification and Adjustment Holdback Amount (if any), plus (iii) the Per Share Expense Escrow Amount (if any), all as set forth on the Consideration Spreadsheet;

(c) Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Restricted Stock Units; Options.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Restricted Stock Units or the Thrasys, Inc. 2019 Stock Incentive Plan (the “2019 Plan”), each Restricted Stock Unit award agreement shall remain unvested until the SPAC Merger Closing, at which time the Restricted Stock Unit award agreement shall become fully vested and shall entitle the holder thereof to receive cash rather than shares of Parent. Such cash consideration shall be paid pursuant to its terms upon the SPAC Merger Closing.

(ii) Prior to the Effective Time, the Company shall affirmatively accelerate the vesting of all outstanding stock options. All holders of stock options shall be provided the opportunity to exercise their outstanding stock options prior to the Closing. Any unexercised stock options as of the Closing shall be cancelled without any consideration paid to stock option holders pursuant to Section 11 of the 2019 Plan.

(e) Restricted Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Restricted Stock, the 2019 Plan and each share of Restricted Stock that is outstanding under the 2019 Plan, and any other grants of Restricted Stock made by the Company outside of the 2019 Plan to service providers to the Company, immediately prior to the Effective Time, whether or not then vested, shall not become vested or payable to any Restricted Stock holder and the 2019 Plan and each Restricted Stock award agreement shall be continued and assumed by Parent (the “Assumed Restricted Stock”) and each such share of Assumed Restricted Stock shall be converted automatically at the Effective Time into shares of restricted stock denominated in shares of Parent Common Stock. Such Assumed Restricted Stock shall have the same terms and conditions as set forth in the 2019 Plan and the Restricted Stock agreement relating thereto, as in effect immediately prior to the Effective Time. The number of shares of Assumed Restricted Stock will equal a Pro Rata Share of the Equity Consideration, rounded down to the nearest whole number of shares of Parent Common Stock. The Assumed Restricted Stock shall vest on the SPAC Merger Closing. A portion of the Assumed Restricted Stock shall be payable in cash rather than shares of the Parent. Such portion payable in cash shall equal a Pro Rata Share of the Cash Consideration component of the Merger Consideration and shall be paid pursuant to its terms upon the SPAC Merger Closing.

(ii) Parent shall take such actions as are necessary for the continuation and assumption of the 2019 Plan and the Assumed Restricted Stock pursuant to this Section 2.8(e), as well as adopting any and all agreements or plans necessary for compliance with the Code and shall provide appropriate notice of the assumption to the holders of such Assumed Restricted Stock.

2.9 Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.8, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.8) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in accordance with Section 1300 et seq. of the California Code (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the California Code with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 et seq. of the California Code; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 et seq. of the California Code or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 et seq. of the California Code, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.11, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California Code that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

2.11 Surrender and Payment.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a shareholder of the Company other than the right to receive the portion of the Merger Consideration payable hereunder with respect to such Shares.

(b) Parent shall act as the exchange agent in the Merger.

(c) As promptly as practicable following the date hereof, Parent shall mail to each holder of Company Common Stock a letter of transmittal (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.8(b). Parent shall, five Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent may reasonably require in connection therewith, deliver to the holder of such Certificate such holder’s portion of the Initial Equity Consideration as provided in Section 2.8 with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.8(b). If after the Effective Time, any Certificate is presented to Parent, it shall be cancelled and exchanged as provided in this Section 2.11.

(d) Each Shareholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate as provided in this Agreement and the Promissory Note and on account of the Post-Closing Adjustment or the release of funds or Equity Consideration from any escrow account, at the respective time and subject to the contingencies specified herein and therein.

(e) If any portion of the Merger Consideration is to be paid or delivered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.

(f) Any portion of the Merger Consideration that remains unclaimed by the Shareholders three months after the Effective Time shall be returned to Parent, upon demand, and any such Shareholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Promissory Note, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Shareholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Shareholders two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration made available to the Parent in respect of any Dissenting Shares shall be retained by Parent upon the completion of the statutory requirements for dissenting by the holders of such Dissenting Shares.

2.12 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

2.14 Withholding Rights. Each of the Escrow Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Authority by the Escrow Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Escrow Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding (the “Payee”), provided, however, if the Escrow Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, determines that an amount is required to be deducted or withheld with respect to any amounts payable, at least two (2) days prior to the Closing Date or other date the applicable payment is scheduled to be made, then it shall provide the Payee with written notice of its intent to deduct and withhold, which notice shall include a copy of the calculation of the amount to be deducted and withheld and a reference to the applicable provision of applicable Tax Law pursuant to which such deduction and withholding is required, and it shall reasonably cooperate with the such Payee to eliminate or reduce the basis for such deduction or withholding (including providing such Payee with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding).

2.15 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

2.16 Post-Closing Adjustments .

(a) Post-Closing Working Capital Adjustment.

(i) Within ninety (90) days after the SPAC Merger Closing, Parent shall prepare and deliver to Shareholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the SPAC Merger Closing (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the (i) preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end and (ii) the calculation of Target Working Capital, as set forth on Schedule 2.16(a)(ii).

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus Seven Hundred Forty-Seven Thousand Sixty-Eight Dollars ($747,068) (the “Target Working Capital”). No claim for a Post-Closing Adjustment shall be made unless and until the aggregate amount of such Post-Closing Adjustment exceeds two hundred and fifty thousand dollars ($250,000) (the “Post-Closing Adjustment Deductible”), and any such adjustment shall be in an amount that is in in excess of $250,000. Schedule 2.16(a)(ii) sets forth the calculation of Target Working Capital.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Shareholder Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Shareholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Shareholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Corporation.

(ii) Objection. On or prior to the last day of the Review Period, Shareholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Shareholder Representative. If Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Shareholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Shareholder Representative, shall be final and binding.

(iii) Resolution of Disputes. If Shareholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed to by Parent and the Shareholder Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, as soon as reasonably practicable, and in any event, within thirty (30) days shall resolve the Disputed

Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. If the mutually agreed upon Independent Accountant shall not have agreed to perform the services called for hereunder, the Independent Accountant shall thereupon be selected in accordance with the Commercial Rules of the American Arbitration Association, with preference being given to any independent, national accounting firm that has no material relationship with any of the Parties.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Shareholder Representative (on behalf of the Shareholders) on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Shareholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Shareholder Representative and Parent.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payment of Post-Closing Adjustment; Offset.

(i) If the Post-Closing Adjustment is a negative number and exceeds the Post-Closing Adjustment Deductible, the Shareholder Representative and Parent shall execute and deliver joint written instructions to the Escrow Agent (in accordance with the terms of the Escrow Agreement) to disburse the absolute value of the Post-Closing Adjustment amount that exceeds the Post-Closing Adjustment Deductible from the Indemnification and Adjustment Escrow Amount to such account designated by Parent.

(ii) If the Post-Closing Adjustment is a positive number and exceeds the Post-Closing Adjustment Deductible, Parent shall pay such amount in cash to the Shareholders in accordance with their Pro Rata Shares.

(iii) The amount of any Post-Closing Adjustment shall bear no interest.

(d) Net Debt Adjustment. In the event of an Anticipated Net Debt Adjustment in connection with the SPAC Merger Closing, prior to the SPAC Merger Closing, Parent shall issue to the Shareholders on a pro rata basis additional shares of Parent Common Stock as may be necessary so that the value of the transaction consideration received by the Shareholders in connection with the SPAC Merger Closing shall only decrease by the Company Debt Proportion of the Anticipated Net Debt Adjustment.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.16 shall be treated as an adjustment to the amount of the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

2.17 Escrow and Holdback.

(a) As soon as practicable after the Closing Date, Parent shall deposit the Indemnification and Adjustment Escrow Amount with the Escrow Agent, to be held in escrow to satisfy, at least in part, (i) in the case of the Indemnification and Adjustment Escrow Amount, payment of a negative Post-Closing Adjustment, if any, pursuant to Section 2.16, (ii) any claims by Parent Indemnitees for satisfaction of any indemnification claim of any Parent Indemnitees pursuant to Article VIII, or (iii) any and all other claims made by Parent or any Parent Indemnitee pursuant to this Agreement or in connection with the transactions contemplated hereby. The Escrow Agent shall deposit the Indemnification and Adjustment Escrow Amount into a segregated escrow account (the “Indemnification and Adjustment Escrow Account”). The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement until the later of (i) final resolution of any claims made by Parent or Parent Indemnitees in accordance with the terms of this Agreement and the Escrow Agreement, or (ii) the twelve (12) month anniversary of the Closing Date.

(b) On the Closing Date, Parent shall deposit the Expense Escrow Amount with the Shareholder Representative to satisfy, at least in part, any and all expenses incurred by the Shareholder Representative in connection with the discharge duties set forth in Section 10.1.

(c) If Shareholders become obligated (whether through mutual agreement between Parent and Representative, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Parent and Shareholder Representative shall, if necessary for release of funds from the escrow, execute joint written instructions to the Escrow Agent to disburse the appropriate amounts, based on the Fair Market Value, from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement.

(d) Any costs and expenses of the Escrow Agent in connection with the Escrow Agreement shall be split evenly between Parent, on the one hand, and the Shareholders, on the other hand.

(e) Merger Consideration Adjustments. Except for any interest amounts paid thereon, any amounts distributed to Parent pursuant to the provisions of this Section 2.17 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.

2.18 Consideration Spreadsheet.

(a) As soon as practicable after the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i) the names and addresses of all Shareholders and the number of Company Common Stock held by such Persons;

(ii) detailed calculations of the Fully Diluted Share Number; and

(iii) each Shareholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the elements of the Merger Consideration set forth in Section 2.8.

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof.

3.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Shareholders representing a majority of the outstanding Shares (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity). When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Shareholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 1100 et seq. of the California Code) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the California Code, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Shareholders for adoption, and (iv) resolved to recommend that the Shareholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Shareholders at the Company Shareholders Meeting.

3.3 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Agreement of Merger with the Secretary of State of California and such filings as may be required under the HSR Act, and such other consents, approvals, Permits, Governmental Orders, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder or continue to operate its business in the ordinary course following the Closing in substantially the same manner as operated prior to the Closing, or prevent or materially impede the consummation of the transactions contemplated hereby.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 Shares, of which 6,124,226 Shares are issued and outstanding as of the close of business on the date of this Agreement, and 1,000,000 shares of preferred stock.

(b) Section 3.4(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Except as disclosed on Section 3.4(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d) All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock were issued in compliance with applicable Law.

(e) Except as set forth on Schedule 3.4(e), no outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

3.5 No Subsidiaries. Except as set forth on Schedule 3.5, The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

3.6 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019, 2018 and 2017 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2020 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company, and in all material respects fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, other than liabilities: (i) incurred in connection with the preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, or (ii) incurred in connection with the performance of executory contracts to which the Company is a party as of or following the Balance Sheet Date.

3.8 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.8, Since the Balance Sheet Date, and (i) other than in the ordinary course of business consistent with past practice and (ii) except as otherwise contemplated herein, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the articles of incorporation, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements pursuant to a Material Contract;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n) any material capital expenditures;

(o) hiring or promoting any person as or to (as the case may be) an officer;

(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former officer or director, (ii) Benefit Plan or (iii) collective bargaining or other agreement, in each case whether written or oral;

(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(r) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(v) action by the Company (other than an action required under applicable Law) to make, change or rescind any Tax election or amend any Tax Return, which change, rescission or amendment would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period; or

(w) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $250,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, excluding vendor contracts with standard indemnification obligations;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2010;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party involving payments by the Company of at least One Hundred Thousand Dollars ($100,000);

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) Government Contracts;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; and

(xi) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.10 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) The Company does not own any Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements that are material to the Company’s business or operations. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To the Company’s Knowledge, each such Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor to the Company’s Knowledge any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement set forth in Section 3.11(b) of the Disclosure Schedules.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property material to or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d) To the Company’s Knowledge, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property material to or necessary for the conduct of the Company’s business or operations as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

3.12 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.13 Customers and Suppliers. Section 3.13 of the Disclosure Schedules sets forth a list of the Company’s top twenty (20) customers (on a consolidated basis) (by gross revenues generated from such customers). Section 3.13 of the Disclosure Schedules sets forth a list of the Company’s top twenty (20) suppliers (on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers), for the fiscal years ended December 31, 2019 and December 31, 2020 and for the nine-month period ended September 30, 2020. The Company has not received any oral or written notice from any such customer to the effect that, and neither the Company has any Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any oral or written notice from any such supplier to the effect that, and the Company has no Knowledge that, any such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to the Company that are material to the Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

3.14 Insurance. True and complete copies all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

3.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

3.16 Compliance with Laws; Permits.

(a) The Company is, and has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets, including the Healthcare Laws. No written notices have been received by, and no Actions have been initiated against, the Company alleging or pertaining to a violation of any such Laws. The Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(b) The Company holds and is in compliance in all material respects with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all non-U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties, and the attached Section 3.16(b)) of the Disclosure Schedules sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No written notices have been received by the Company alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company immediately after the Closing.

(c) The Company has complied and is in material compliance with all applicable material data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information, including by entering into agreements governing the flow of Personal Information across national borders and providing notice of such flow to each individual to whom such Personal Information relates as required by such Laws. All Personal Information in the custody or control of the Company has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected. No Personal Information has been collected, used, stored, distributed, transferred or disclosed by any third party on behalf of the Company. The Company has, and has had in place since December 31, 2016, a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Company, as the case may be, and has collected, used, stored, distributed, transferred and disclosed all Personal Information in accordance with such policy. Since December 31, 2016, there has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Company, by any Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending or, to the knowledge of the Company, threatened (and to the knowledge of the Company there is no basis for the same). The Company has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Laws and meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. Except as set forth on Section 3.18(c) of the Disclosure Schedules, since December 31, 2016, to the Company’s Knowledge, there has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Company and there have been no facts or circumstances that would require the Company to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any Law or contract.

3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Company’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a material penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.17(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither Company nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the date of this Agreement, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of Parent, no condition exists that would reasonably be expected to present a material risk to Parent or any Parent Subsidiaries of incurring any such liability.

(e) Except as set forth in Section 3.17(e) of the Disclosure Schedules, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Except as set forth in Section 3.17(f) of the Disclosure Schedules and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g) Except as set forth in Section 3.17(g) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) To the Company’s Knowledge, each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Except as set forth in Section 3.17(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.18 Employment Matters.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.18(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.18(c), there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

3.19 Taxes. Except as set forth in Section 3.19 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date (taking into account valid extensions) by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) During the past three (3) years, no written claim has been received by the Company from any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given to or requested by a Taxing Authority with respect to any Taxes of the Company, which extensions or waivers would continuing to be in effect after the Closing Date.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.19(f) of the Disclosure Schedules sets forth:

(i) those taxable years of the Company beginning on or after January 1, 2016 for which Tax examinations by the Taxing Authorities have been completed; and

(ii) those taxable years of the Company for which Tax examinations by Taxing Authorities are presently being conducted.

(g) The Company is not a party to any Action by any Taxing Authority, with respect to which the Company has received written notification thereof and, to the Company’s Knowledge, there are no pending or threatened Actions by any Taxing Authority.

(h) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns filed by the Company and examination reports, and statements of deficiencies assessed against, or agreed to by, the Company, in each case for all Tax periods beginning on or after January 1, 2017.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.

(l) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) The Company will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending prior to the Closing Date;

(ii) an installment sale or open transaction occurring prior to the Closing Date;

(iii) a prepaid amount received prior to the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into prior to the Closing Date; or

(v) any election under Section 108(i) of the Code.

(n) During the past two (2) years, the Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) The Company is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(p) The Company has been properly classified as a subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code (and any comparable provision of state income Tax provisions) at all times from January 1, 2009 until the Effective Time, except for any termination of such subchapter S status that would result from the consummation of the transactions contemplated under this Agreement.

(q) Section 3.19(q) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company has a permanent establishment.

Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.17 (to the extent expressly related to Taxes) and this Section 3.19 constitute the sole representations and warranties of the Company in this Agreement with respect to Tax matters.

3.20 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Shareholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Shareholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.21 Bank Accounts; Names and Locations. Section 3.21 of the Disclosure Schedules lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth Section 3.21 of the Disclosure Schedules, during the five (5) year period prior to the execution and delivery of this Agreement, neither the Company nor its predecessors has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Company are located at the locations set forth on Section 3.21 of the Disclosure Schedules.

3.22 Related Party Transactions. No executive officer or director of the Company or any person owning 5% or of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.23 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

3.25 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.26 PPP Loan. The Company has obtained a “Paycheck Protection Program” (“PPP”) loan through the U.S. Small Business Administration (the “PPP Loan”) under the CARES Act. At the time of application, and at the time each PPP Loan was funded, the Company satisfied and the Company continues to satisfy all of the applicable criteria for each PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Authority on the CARES Act, existing as of the date of submission of the Company’s application for each PPP Loan), including without limitation, that the proceeds of each PPP Loan were used solely for CARES Act Permitted Purposes.. The application materials and supporting documentation with respect to each PPP Loan delivered by the Company to the financial institution providing each PPP Loan were true and correct in all material respects. The loan forgiveness application materials and supporting documentation with respect to each PPP Loan delivered by the Company to the financial institution providing each PPP Loan were true and correct in all material respects.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Organization and Authority of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company and corporate action on the part of Parent and Merger Sub and no other proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub, in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, except for the filing of the Agreement of Merger with the Secretary of State of California and such filings as may be required under the HSR Act and such other consents, approvals, Permits, Governmental Orders, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent and Merger Sub to perform their obligations hereunder, or prevent or materially impede the consummation of the transactions contemplated hereby.

4.3 Capitalization.

(a) The authorized capital stock of Parent consists of fifteen million (15,000,000) shares of common stock, par value $0.0001 per share, of which four million eight hundred sixty-eight thousand four hundred (4,868,400) shares are issued and outstanding as of the close of business immediately prior to the date of this Agreement.

(b) The Equity Consideration shall represent in the aggregate 10.837% of the capitalization of Parent after giving effect to the Merger and the Significant Subsidiary Acquisitions (the “Post-Closing Parent Capitalization”), as calculated on a Fully Diluted Basis and after giving effect to the number of Assumed Restricted Stock and Assumed Restricted Stock Units. Schedule 4.3 sets forth a summary capitalization table with respect to the Post-Closing Parent Capitalization.

(c) Except as disclosed on Section 4.3(c) of the Disclosure Schedules or in connection with the Significant Subsidiary Acquisitions, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding, and (ii) there is no commitment by Parent to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock.

(d) All issued and outstanding shares of Parent Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Parent organization documents or any agreement to which Parent is a party; and (iii) free of any Encumbrances created by Parent in respect thereof. All issued and outstanding shares of Parent Common Stock were issued in compliance with applicable Law.

(e) No outstanding Parent Common Stock is subject to vesting or forfeiture rights or repurchase by Parent. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Parent or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Parent were undertaken in compliance with the articles of incorporation, by-laws or other organizational documents of Parent then in effect, any agreement to which Parent then was a party and in compliance with applicable Law.

4.4 No Subsidiaries. Except as set forth on Schedule 4.4, Parent does not own, or have any interest in any shares or have an ownership interest in any other Person.

4.5 Undisclosed Liabilities. Neither Parent nor UpHealth Services has any Liabilities, except (a) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount, and (b) liabilities arising under the Material Contracts or as otherwise set forth of Schedule 4.5.

4.6 Material Contracts.

(a) Section 4.6(a) of the Disclosure Schedules lists each of the following Contracts of Parent and UpHealth Services (such Contracts, being “Parent Material Contracts”):

(i) each Contract of Parent or UpHealth Services, as applicable, involving aggregate consideration in excess of $250,000 and which, in each case, cannot be cancelled by Parent or UpHealth Services, as applicable, without penalty or without more than 90 days’ notice;

(ii) all material Contracts that provide for the indemnification by Parent or UpHealth Services, as applicable, of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Parent or UpHealth Services, as applicable, is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(v) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Parent or UpHealth Services, as applicable;

(vi) Government Contracts;

(vii) all Contracts that limit or purport to limit the ability of Parent or UpHealth Services, as applicable, to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) any Contracts to which Parent or UpHealth Services, as applicable, is a party that provide for any joint venture, partnership or similar arrangement by Parent or UpHealth Services, as applicable; and

(ix) any other Contract that is material to Parent or UpHealth Services, as applicable, and not previously disclosed pursuant to this Section 4.6.

(b) Each Material Contract is valid and binding on Parent or UpHealth Services in accordance with its terms and is in full force and effect. None of Parent or UpHealth Services, as applicable, or, to Parent’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.

4.7 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.8 Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent, UpHealth Services or Merger Sub.

4.10 Full Disclosure. No representation or warranty by Parent, UpHealth Services, or Merger Sub in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Company or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.11 Control.

(a) Taking into account any issuance of additional shares of Parent stock; any issuance of Parent stock for services; the exercise of any Parent stock rights, warrants or subscriptions; a public offering of Parent stock; and the sale, exchange, transfer by gift or other disposition of any of the Parent Common Stock to be received in the Merger, the Significant Subsidiary Acquisitions and Parent Acquisition of which the Parent has Knowledge (other than any exchange pursuant to the consummation of the SPAC Merger), the holders of the Company, equity interests in the Significant Subsidiaries and equity interests in UpHealth Services will be in “control” of Parent within the meaning of Section 368(c) of the Code and for purposes of Section 351 of the Code.

(b) Taking into account any issuance of additional shares of SPAC; any issuance of SPAC stock for services; the exercise of any SPAC stock rights, warrants or subscriptions; a public offering of SPAC stock (other than the PIPE Financing); and the sale, exchange, transfer by gift or other disposition of any of the SPAC stock to be received in the SPAC Merger and the PIPE Financing of which the Parent has Knowledge, the holders of the Parent Common Stock and the investors in the PIPE Financing will be in “control” of SPAC within the meaning of Section 368(c) of the Code and for purposes of Section 351 of the Code.

4.12 Taxes. Except as set forth in Section 4.12 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date (taking into account valid extensions) by UpHealth Services have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Parent (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) UpHealth Services has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been received by UpHealth Services from any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given to or requested by a Taxing Authority with respect to any Taxes of UpHealth Services, which extensions or waivers would continue to be in effect after the Closing Date.

(e) Parent is not a party to any Action by any Taxing Authority, with respect to which UpHealth Services has received written notification thereof and, to the Parent’s Knowledge, there are no pending or threatened Actions by any Taxing Authority.

(f) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of UpHealth Services.

(g) UpHealth Services is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(h) UpHealth Services has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. UpHealth Services has no Liability for Taxes of any Person (other than the UpHealth Services) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(i) UpHealth Services is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

4.13 Intentionally Omitted.

Article V

COVENANTS

5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a) preserve and maintain all of its material Permits;

(b) pay its debts, Taxes and other material obligations when due;

(c) maintain the properties and material assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and material assets from infringement or usurpation;

(f) perform in all material respects its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice; and

(h) comply in all material respects with all applicable Laws.

Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall be construed to give Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the SPAC Merger Closing, (ii) prior to the SPAC Merger Closing, the current directors and officers of the Company shall exercise complete control and supervision of its operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any applicable Law, be inconsistent with the requirements of any Governmental Authority, or violate any contractual obligation to which the Company is a party.

5.2 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives reasonable access (at reasonable times during normal business hours and upon reasonable advance notice and subject to any restrictions contained in confidentiality agreements to which the Company is subject) to the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company; provided, that (i) such access shall not unreasonably disrupt the operations of the Company; and (ii) the Company shall not be required to provide access to or to disclose information if the Company reasonably believes that such access or disclosure could (A) violate any applicable Law (including antitrust laws or data protection laws, rules or regulations), the terms of any Contract, or any fiduciary duty or duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), or (B) jeopardize the privilege of the Company with respect to attorney-client communications or attorney work product, or (C) cause significant competitive harm to the Company if the transactions contemplated hereby are not consummated. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) Parent and Merger Sub hereby acknowledge and agree that they are not authorized to and shall not (and shall cause their Affiliates and their and their Affiliates’ respective employees, counsel, accountants, consultants, financing sources or other Representatives not to) contact any employee (other than the executive officers of the Company), competitor, supplier, distributor, customer, consultant, agent, Representative or other commercial counterparty of the Company prior to the Closing without the prior written consent of the Company in each instance. All requests for information regarding the Company or for access to any of the properties, books or records of the Company shall be directed to the executive officers of the Company, and neither Parent nor Merger Sub nor any of their respective Representatives shall (directly or indirectly) contact or communicate with any other officer, director, manager, employee, agent or other Representative of the Company or any of its Affiliates without the prior written approval of one of the executive officers of the Company.

(c) The information provided pursuant to this Section 5.2 shall be used solely for the purpose of the transactions contemplated hereby, and Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of March 27, 2020, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

5.3 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, knowingly facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly (but in no case later than forty-eight (48) hours after receipt thereof) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal.

(c) In addition to the other obligations under this Section 5.3, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(d) The Company agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

5.4 Shareholders Consent.

(a) The Company shall use its reasonable efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Shareholder (the “Written Consent”). The materials submitted to the Shareholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b) Promptly following, but in no event than five Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Shareholder Notice”) to every Shareholder that did not execute the Written Consent. The Shareholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the California Code and in the best interests of the Shareholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Shareholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 1100 et seq. of the California Code and the bylaws of the Company, and (iii) notify such Shareholders of their dissent and appraisal rights pursuant to Section 1100 et seq. of the California Code. The Shareholder Notice shall include therewith a copy of Section 1100 et seq. of California Code and all such other information as Parent shall reasonably request. All materials submitted to the Shareholders in accordance with this Section 5.4(b) shall be subject to Parent’s advance review and reasonable approval.

5.5 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct in any material respect or (c) has resulted in, or could reasonably be expected to result in, any of the conditions set forth in Section 7.2 to be impossible to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Sections 8.2 and 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

5.6 Intentionally Omitted.

5.7 Governmental Approvals and Consents.

(a) Each party hereto (other than the Shareholder Representative) shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates, and Parent shall cause to be made all filings and submissions required by all other persons involved in the Transactions; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, and, in the case of Parent all conditions precedent required for the consummation of the Transactions. Each party (other than the Shareholder Representative) shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.2 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto (other than the Shareholder Representative) shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document, including the Significant Subsidiary Acquisitions and Parent Acquisition;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document, including the Significant Subsidiary Acquisitions and Parent Acquisition; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document, including the Significant Subsidiary Acquisitions and Parent Acquisition, has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder, including the Significant Subsidiary Acquisitions and Parent Acquisition (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business or any disclosure which is not permitted by Law) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.7 shall require, or be construed to require, the Company, Parent or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company, any of the Significant Subsidiaries or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Company or Parent of the transactions contemplated by this Agreement, including without limitation altering the contemplated basis for the percentage allocation for the Equity Consideration; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.8 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of incorporation and bylaws of the Company.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees (including attorneys’ fees and disbursements), expenses, judgments and fines incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Company, whether asserted or claimed prior to, at or after the Effective Time (including in connection with the transactions contemplated by this Agreement), in each case, to the fullest extent permitted under applicable Law, and shall provide each D&O Indemnified Party advancement for any legal or other expenses incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law.

(c) Prior to the SPAC Merger Closing, the Company shall obtain “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Parent shall reimburse the Company for the cost of the D&O Tail Policy concurrent with Parent’s first payment under the Promissory Note. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.8 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

5.9 Closing Conditions. From the date hereof until the Closing, each party hereto (other than the Shareholder Representative) shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), the Company and the Shareholder Representative shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), and the parties hereto shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, following Closing and the public announcement of the SPAC Merger, the Shareholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

5.11 Business and Growth Capital Plan. The Company and Parent have agreed upon a business and growth capital plan which provides for and allocates at least $24.5 million in capital to Company operations, including marketing, business development funds, technology expansion and organizational growth for the forty-eight (48) month period following the Closing (the “Growth Capital and Operating Plan”); provided, however, that the Growth Capital and Operating Plan may be amended upon the mutual agreement of the Company and Parent.

5.12 Equity Compensation. Following the SPAC Merger Closing, Parent shall adopt an equity compensation plan with at least five percent (5%) of the capitalization of Parent reserved for grant under such plan to the employees of the Company and the Significant Subsidiaries (the “Parent Option Pool”), with at least 15% of such Parent Option Pool reserved for grant under such plan to the employees of the Company.

5.13 Spin Out of Non-Healthcare Joint Venture. Following the Closing, the Company shall proceed to implement the Non-Healthcare Joint Venture and the Spin Out of the Non-Healthcare Joint Venture on terms approved in writing by Parent, which approval shall not be unreasonably withheld, delayed or conditioned, provided, that the license terms are substantially in accordance with the Non-Healthcare License Agreement, and provided, further, that the Spin Out of the Non-Healthcare Joint Venture is completed on the terms previously approved by Company management. Definitive agreements to implement the Non-Healthcare Joint Venture shall be consistent with the terms set forth herein and negotiated in good faith by the Company, Parent and the Non-Healthcare Joint Venture.

5.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

5.15 PPP Loan Cooperation/Record Retention. Parent and Company shall use commercially reasonable efforts to each cooperate, as and to the extent reasonably requested by the Parent, the Company, PPP Loan lender, or any Governmental Authority, in connection with any PPP Loan forgiveness of all or portion thereof, and any audit, litigation or other proceeding related thereto. Such commercially reasonable cooperation shall include, without limitation: (i) the retention and the provision of all records and information in its possession relating to each PPP Loan, including documentation submitted with each PPP Loan application, documentation supporting the certifications as to the Company’s eligibility for each PPP Loan, documentation necessary to support the loan forgiveness application, and documentation demonstrating the Company’s material compliance with the PPP requirements; and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, including any employees involved in each PPP Loan application for and the administration of each PPP Loan. Each of Parent and Company shall retain such records and information in its possession in its files, and shall make such employees available, for six (6) years after the date each PPP Loan is forgiven or repaid in full, and shall permit authorized representatives of the U.S. Small Business Administration, including representatives of its Office of Inspector General, to access such files and employees upon request. Company shall reimburse Parent for any reasonable expenses related to such cooperation. In the event forgiveness of any PPP Loan is denied, Company shall have the right to control the appeal process at its own expense.

5.16 Waived Closing Conditions. The Prior Agreement contemplated that the Closing would occur simultaneously with the closing of the acquisitions of certain other related businesses and immediately prior to the SPAC Merger Closing. Parent now requires that the Closing occur as of the date hereof, and the Company, subject to the terms hereof, is willing to proceed with the Closing and waive certain specified conditions to the Closing in the Prior Agreement which have consequently been omitted from this Agreement, in consideration of the obligations of Parent set forth below. Parent will use its best efforts to cause each of the following conditions to closing in the Prior Agreement to be satisfied prior to the SPAC Merger Closing, and each such waived condition shall be satisfied in a manner approved by the chief executive officer of the Company on behalf of the Shareholders, which approval shall not be unreasonably withheld:

(a) The Spin Out of the Non-Healthcare Joint Venture shall have been approved by Parent and implemented.

(b) The closings of the acquisitions by Parent of Glocal Healthcare Systems Pvt. Ltd., a company organized and existing under the laws of India, Innovations Group, Inc., a Utah corporation, and TTC Healthcare, Inc., a Delaware corporation, and the closing of the combination of the SPAC and Cloudbreak, shall have occurred.

(c) All closing conditions to the SPAC Merger, including the declaration by the U.S. Securities and Exchange Commission of the effectiveness of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, relating to the SPAC Merger, shall have been satisfied, except for the stockholder votes of the respective parties.

(d) Parent shall receive no less than 80% of the fully diluted capital stock of the SPAC; subject to reduction to 67% in connection with the PIPE Financing as may be approved by the Company prior to the SPAC Merger Closing.

(e) At the SPAC Merger Closing, SPAC shares shall be issued on a pro rata basis to the shareholders of Parent.

(f) Definitive agreements with respect to the full amount of the PIPE Financing shall have been executed.

The foregoing waiver by the Company shall not be construed to apply to any breach by Parent of any covenant of Parent in the Prior Agreement that is not expressly amended, restated, or otherwise revised herein. To the extent that the chief executive officer of the Company acts as a representative of the former Shareholders with respect to this Section 5.16 and not on behalf of Parent in any respect, including without limitation, as an officer or director of Parent, Parent acknowledges the potential conflict of interest and agrees that any actions by the chief executive officer of the Company in accordance with the terms of this Section 5.16 shall not be deemed a breach of any duty that he has to Parent or its stockholders.

5.17 Disclosure Schedules. The Company may provide the initial Disclosure Schedules on or before November 9, 2020 and, by notice to Parent, may update such Disclosure Schedules from time to time after the date of this Agreement and on or before November 20, 2020, so long as the updates, individually or taken as a whole, do not and reasonably would not be expected to have a Material Adverse Effect on the Company.

Article VI

TAX MATTERS

6.1 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company shall not (and the Company’s Representatives and the Shareholders shall not cause the Company to) make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return (other than a position consistent with the past practice of the Company) that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid by one-half by Parent and one-half by the Shareholders when due. Parent, at its expense, shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Shareholders shall cooperate with respect thereto as necessary).

6.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

6.3 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Shareholder Representative shall prepare and timely file, or cause to be prepared and timely filed, (A) all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and (B) all income Tax Return required to be filed after the Closing Date by the Company as a Subchapter S corporation (collectively, “Pre-Closing Returns”). Any such Pre-Closing Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law). Shareholder Representative shall submit a final draft of each Pre-Closing Return (other than any payroll Tax Return or a Tax Return that is due within forty-five (45) days after the Closing Date) to Parent (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Pre-Closing Return. If Parent objects to any item on any such Pre-Closing Return, it shall, within ten (10) days after delivery of such Pre-Closing Return, notify Shareholder Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Shareholder Representative shall negotiate in good faith and use their reasonable commercial efforts to resolve such items, it being agreed that if an item is being treated in a manner consistent with past practice of the Company, such item will be rebuttably presumed to be reasonable and appropriate. If Parent and Shareholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. If the Independent Accountant is unable to resolve any disputed items at least three (3) days before the due date for such Pre-Closing Return, the Pre-Closing Return shall be filed as prepared by Shareholder Representative and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Shareholder Representative (on behalf of the Shareholders).

(c) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for any Straddle Period (“Straddle Return”). Any such Straddle Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law). Parent shall submit a final draft of each Straddle Return (other than any payroll Tax Return or a Straddle Return that is due within forty-five (45) days after the Closing Date) to Shareholder Representative (together with schedules, statements and, to the extent requested by Shareholder Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Shareholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Shareholder Representative shall negotiate in good faith and use their reasonable commercial efforts to resolve such items, it being agreed that if an item is being treated in a manner consistent with past practice of the Company, such item will be rebuttably presumed to be reasonable and appropriate.    If Parent and Shareholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. If the Independent Accountant is unable to resolve any disputed items at least three (3) days before the due date for such Straddle Return, the Straddle Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Shareholder Representative.

(d) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, Parent is hereby authorized to set off Taxes shown due on any Pre-Closing Return and Taxes shown due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.4 to the portion of such Straddle Period ending on day prior to the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital, against any amounts outstanding under any obligation at any time held or owing by Parent or any Affiliate to or for the credit or the account of the Shareholders, including with respect to the Promissory Note.

(e) As soon as practicable after the Closing Date, the Shareholders shall provide to Parent a statement (the “Estimated Dividend Statement”) which shall set forth the estimated amounts of the Company’s “items of income” and “nonseparately computed income” (as such terms are defined under Section 1366(a)(1) of the Code) attributable to the periods from January 1, 2020 to December 31, 2020 and from January 1, 2021 through the end of the day before the Closing Date. At or before the Closing Date, the Company shall distribute pro rata among the outstanding shares of the Company an amount (the “Tax Distribution Amount”) equal to 50 percent of the sum of the Company’s items of income and nonseparately computed income as shown on the Estimated Dividend Statement.

6.4 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on the day before the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the day before the Closing Date and the denominator of which is the number of days in the entire period.

6.5 Contests. Parent agrees to give prompt written notice to Shareholder Representative of the receipt of any notice by the Company, Parent or any Affiliates thereof which involves the assertion of any claim, or the commencement of any Action with respect to Taxes (A) for which the Shareholders could have an indemnification obligation under Section 8.2 or (B) which relates to a Pre-Closing Tax Period or Straddle Period of the Company (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent Indemnitees’ right to indemnification hereunder, except to the extent that the Shareholder Representatives or the Shareholders forfeit rights or defenses by reason of such failure. Shareholder Representative shall have the right to control the contest or resolution of any Tax Claim that relates to a Pre-Closing Tax Period (including any Tax Claim with respect to any income Tax Return filed by Company as a Subchapter S corporation) by notifying Parent in writing, within thirty (30) days of the receipt of notification of such Tax Claim from Parent, that the Shareholder Representative will assume the defense of such Tax Claim, provided, however, that the Shareholder Representative shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Parent shall be entitled to participate in (but not control) the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent. Parent shall control the contest or resolution of all other Tax Claims (including any Tax Claims that the

Shareholder Representative has not assumed the defense thereof); provided, however, that Parent shall obtain the prior written consent of Shareholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Shareholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Shareholder Representative. Notwithstanding the foregoing and anything to the contrary herein, the Shareholder Representative shall control the contest or resolution of a Tax litigation currently pending in the United States Tax Court (Docket Nos. 11565-15, 28033-15, 28077-15, 28095-15, 28422-15, 28423-15 and 28435-15) (“Tax Litigation”), provided, however, that the Shareholder Representative shall obtain the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Litigation or ceasing to defend such Tax Litigation, and, provided further, that Parent shall be entitled to participate in (but not control) the defense of such Tax Litigation and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Parent.

6.6 Cooperation and Exchange of Information. The Shareholder Representative, the Company, and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return (including the timely execution of such Tax Return) pursuant to this Article VI or in connection with any audit or other proceeding or Action in respect of Taxes of the Company (including the execution of powers of attorney as may be necessary to allow a party to defend a Tax Claim under Section 6.5). Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Each of Shareholder Representative, the Company, and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Shareholder Representative, the Company, Parent or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

6.7 Refunds and Credits. Parent shall pay or cause to be paid to the Shareholders (in accordance with their Pro Rata Shares) any Tax refunds or credits of the Company attributable to any Pre-Closing Tax Period or allocable to the portion of a Straddle Period ending on the day before the Closing Date pursuant to Section 6.4 received by or credited to the Parent, the Company or any of their Affiliates, net of any reasonable, direct, out-of-pocket costs attributable to receipt of such refund or credit of Taxes, including Taxes payable with respect to such refund, within five (5) days after the receipt of such refund or the utilization of such credit. At the Shareholder Representative’s request, Parent, the Company, and their Affiliates shall reasonably cooperate with Shareholder Representative in obtaining such refunds or credits of Taxes, including through the filing of amended Tax Returns or refund claims.

6.8 Post-Closing Actions. After the Closing, except as required under applicable Tax Law or in connection with the control, settlement or compromise of a Tax Claim in accordance with Section 6.5, Parent and their Affiliates shall not, and Parent and their Affiliates shall not permit the Company to, without the prior written consent of Shareholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), (i) file or amend or otherwise modify any Tax Return of the Company relating to any Pre-Closing Tax Period or Straddle Period (other than Tax Returns that are filed pursuant to this Section 6.3), (ii) after the date any Tax Return filed pursuant to Section 6.3 is filed, amend or otherwise modify any such Tax Return, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Tax period ending before the Closing Date, (iv) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or any Straddle Period, or (v) make any voluntary contact with any Taxing Authority relating to a failure of the Company to file a Tax Return or pay, or any self-assessment of any, Taxes for any Pre-Closing Tax Period or any Straddle Period.

6.9 FIRPTA Statement. On the Closing Date, either (A) the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) or (B) each Shareholder shall deliver to Parent an affidavit of non-foreign status of such Shareholder that complies with Code Section 1445 (the “FIRPTA Statement”).

6.10 Tax Treatment of Transactions. The parties intend upon consummation of the Merger, the Shareholders shall be treated as having transferred their Shares to Parent in exchange for the Merger Consideration in an exchange described under Section 351(a) of the Code, except as otherwise provided under Section 351(b) of the Code (“Intended Tax Treatment”). The parties agree to report the transactions consistent with the Intended Tax Treatment for all Tax purposes and agree further not to take any action or fail to take any action (nor cause their Affiliates to take or fail to take any action), which action or failure may jeopardize the Intended Tax Treatment.

Article VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) The filings of Parent and the Company and all other persons involved in the Transactions pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions including the Significant Subsidiary Acquisitions and Parent Acquisition contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Transactions including the Significant Subsidiary Acquisitions and Parent Acquisition contemplated hereunder to be rescinded following completion thereof.

(d) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.2 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.2, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Sections 3.1, 3.2(a), 3.4 and 3.24, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date). The representations and warranties of the Company contained in Sections 3.1, 3.2(a), 3.4 and 3.24 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Parent, Merger Sub or the Company or any other person involved in the Transactions, which would prevent the Closing; provided such Action is not initiated by Parent, Merger Sub or the Company. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any Transaction including the Significant Subsidiary Acquisitions and Parent Acquisition contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f) The Company shall have delivered each of the closing deliverables set forth in Section 2.3(a).

(g) Holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1300 seq. of the California Code with respect to such shares of Company Common Stock.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Parent and Merger Sub contained in Sections 4.1, 4.3 and 4.9, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a

Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date). The representations and warranties of Parent and Merger Sub contained in Sections 4.1, 4.3 and 4.9 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Parent shall have delivered each of the closing deliverables set forth in Section 2.3(b).

(e) Intentionally Omitted.

(f) The BHS Acquisition and the Parent Acquisition shall have closed or be simultaneously closing.

(g) Intentionally Omitted.

(h) Intentionally Omitted.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Intentionally Omitted.

(l) Intentionally Omitted.

Article VIII

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months following the Closing Date; provided, however, that the representations and warranties under Section 3.19, Section 4.11 and 4.12 shall survive until ninety (90) days after the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2 Indemnification by Shareholders. Subject to the other terms and conditions of this Article VIII, the Shareholders shall, jointly and severally, indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (without duplication) incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

(c) any claim made by any Shareholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e) any indebtedness of the Company for borrowed money outstanding after the SPAC Merger Closing (but specifically excluding the PPP Loan); or

(f) the Tax Litigation.

8.3 Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Shareholders and their Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (without duplication) incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

8.4 Certain Limitations. The indemnification provided for in Sections 8.2 and 8.3 shall be subject to the following limitations:

(a) Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $250,000 (the “Deductible”), in which event Shareholders shall be required to pay or be liable for all such Losses in excess of the Deductible. The aggregate amount of all Losses for which Shareholders shall be liable pursuant to Section 8.2(a) shall not exceed the Indemnification and Adjustment Holdback Amount.

(b) Parent shall not be liable to the Shareholder Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Deductible, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.3(a) shall not exceed the Indemnification and Adjustment Holdback Amount.

(c) Notwithstanding the foregoing, the limitations set forth in Sections 8.4(a) and 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.1, 3.2(a), 3.4, 3.19, 3.24, 4.1, 4.3, 4.11, 4.12 and 4.13.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) The Indemnified Party’s right to indemnification under this Article VIII on account of any Losses shall be reduced by the net amount of all reductions in cash income Taxes paid by the Indemnified Party and its Affiliates by reason of such Loss in the taxable year or period in which the relevant Loss was incurred for income tax purposes. For purposes of this Agreement, the amount of any reduction in cash income Taxes paid by the Indemnified Party and its Affiliates shall be calculated by measuring the difference between the amount of income Taxes that would be due (without regard to payments or overpayments) to a Tax Authority with respect to the Indemnified Party and its Affiliates, without taking into account any deductions, credits, losses or other Tax attributes associated with any Loss, and the amount of Taxes actually due (without regard to payments or overpayments) to a Tax Authority with respect to the Indemnified Party and its Affiliates taking into account the deductions, credits, losses or other Tax attributes resulting from any Loss; provided, that if any such reduction in cash income Taxes paid is realized by the Indemnified Party and its Affiliates after any payment is made under this Article VIII, the Indemnified Party shall pay to the Indemnifying Party the amount of any such reduction in cash income Taxes paid within fifteen (15) days after filing any income Tax Return (which for this purpose shall not include any payment of estimated Taxes) that reflects any reduction in cash income Taxes paid by the Indemnified Party and its Affiliates.

8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Shareholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Shareholder Representative. Any payments due to the Shareholders as, collectively, the Indemnified Party shall be distributed directly to the Shareholders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Shareholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Shareholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Tax Claim shall be governed exclusively by Section 6.5 hereof.

8.6 Payments; Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, the Parent Indemnitees are hereby authorized, at any time or from time to time and in the sole discretion of the Parent Indemnitees, to set off any amounts owing or owed to the Parent Indemnitees in respect of any Loss against (a) any equity interests of Parent held by the Shareholders, in whole or in part, by cancelling all or any part of such equity interests and/or (b) any amounts outstanding under any obligation at any time held or owing by the Parent Indemnitees or any Affiliate to or for the credit or the account of the Shareholders, including with respect to the Promissory Note.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments or offsets made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 7.2 or 7.3, as the case may be.

8.9 Exclusive Remedies. Subject to Section 10.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX

TERMINATION

9.1 Termination Pre-Business Combination Agreement. This Agreement may be terminated at any time prior to the execution of the Business Combination Agreement:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Parent; or

(ii) the Business Combination Agreement has not been executed on or before January 15, 2021;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company;

(ii) definitive agreements with respect to all Significant Subsidiary Acquisitions have not been executed on or before November 23, 2020 (or such later date as specified in writing by the Company); provided, however that such definitive agreements shall not be deemed to have been executed if any of such definitive agreements: (a) conflict in any material adverse respect with the obligations of Parent to the Company and its Shareholders hereunder, and (b) prevent satisfaction of any of the closing conditions set forth in Article VII hereof;

(iii) the Business Combination Agreement has not been executed on or before January 15, 2021 (or such later date as specified in writing by the Company); or

(iv) definitive agreements with respect to the PIPE Financing have not been executed on or before January 15, 2021 (or such later date as specified in writing by the Company);

(d) by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2 Termination Post-Business Combination Agreement. This Agreement may be terminated at any time after the execution of the Business Combination Agreement and prior to the Closing:

(a) by Parent by written notice to the Company if:

(i) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled or waived, as applicable, by March 31, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(b) by the Company by written notice to Parent if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled or waived, as applicable, by March 31, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreement or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.3 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.2 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X

MISCELLANEOUS

10.1 Shareholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, and by the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Shareholder shall have irrevocably authorized and appointed Shareholder Representative as of the Closing as such Person’s representative, agent and attorney in fact to act on behalf of such Person with respect to this Agreement, the Promissory Note and any other agreements ancillary hereto and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative pursuant to this Agreement, the Promissory Note or such other ancillary agreements, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.16;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Promissory Note);

(vi) make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Promissory Note);

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Shareholder Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.

After the Closing, Parent shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement (including Article VIII) (except with respect to any payments required to be made by the Shareholders directly) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by Shareholder Representative, as being fully binding upon such Person. After the Closing notices or communications to or from Shareholder Representative shall constitute notice to or from each of the Shareholders. Any decision or action by Shareholder Representative hereunder, including any agreement between Shareholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Person. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Shareholders, or by operation of Law, whether by death or other event.

(b) The Shareholder Representative may resign at any time. and the Shareholder Representative may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders according to each Shareholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Shareholder Representative be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 10.1(a) above.

(c) The Shareholder Representative will incur no liability of any kind with respect to any action or omission by it in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholder Representative’s gross negligence or willful misconduct. The Shareholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Shareholders shall indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholder Representative by the Shareholders, any such Representative Losses may be recovered by the Shareholder Representative from (i) the Expense Escrow Amount and (ii) any other funds that become payable to the Shareholders under this Agreement at such time as such amounts would otherwise be distributable to the Shareholders; provided, that while this section allows the Shareholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Shareholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholder Representative or the termination of this Agreement.

(d) The Expense Escrow Amount will be used for the purposes of paying directly, or reimbursing the Shareholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Shareholders will not receive any interest or earnings on the Expense Escrow Amount and irrevocably transfer and assign to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholder Representative will not be liable for any loss of principal of the Expense Escrow Amount other than as a result of its gross negligence or willful misconduct. The Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Shareholder Representative’s responsibilities, the Shareholder Representative will deliver any remaining balance of the Expense Escrow Amount to the Escrow Agent for further distribution to the Shareholders. For tax purposes, the Expense Escrow Amount will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.

10.2 Expenses. All Transaction Expenses shall be paid by Parent (and all Transaction Expenses paid by the Company shall be reimbursed by Parent) up to Three Hundred Fifty Thousand Dollars ($350,000), with such payments or reimbursements occurring concurrent with the first payment by Parent under the Promissory Note, whether or not the Closing shall have occurred; provided, however, the Company shall be responsible for all fees and disbursements of its accountants.

10.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Company:	Thrasys, Inc. 250 Executive Park Blvd, # 2000 San Francisco, CA 94134 E-mail: ramesh.balakrishnan@thrasys.com Attention: Ramesh Balakrishnan

with a copy to:	Duane Morris LLP Facsimile: (415) 957-3001 E-mail: gchin@duanemorris.com Attention: Gregory Chin

If to Parent or Merger Sub:	UpHealth Holdings, Inc. 19W060 Ave. Latour Oak Brook, IL 60523 E-mail: drkathuria@uphealthinc.com Attention: Dr. Chirinjeev Kathuria

with a copy to:	Husch Blackwell LLP 511 North Broadway Suite 1100 Milwaukee, WI 53202 Facsimile: 414-223-5000 E-mail: kate.bechen@huschblackwell.com Attention: Kate Bechen

If to Shareholder Representative:	Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Email: deals@srsacquiom.com Facsimile: (303) 623-0294 Telephone: (303) 648-4085

10.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibit mean the Articles and Sections of, and Disclosure Schedules and Exhibit attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibit referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.7 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.9 No Third-Party Beneficiaries. Except as provided in Section 5.8, Section 6.3 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Shareholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE CITY OF CHICAGO AND COOK COUNTY OF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

10.12 Arbitration Procedure.

(a) Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Section 10.12(a) shall prohibit a party from instituting litigation to enforce any Final Determination. Except as otherwise provided in this Section 10.12(a) or in the rules and procedures of ICA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware law.

(b) In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute

(the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(c) Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the “Arbitrator”). If the parties cannot agree on the identity of the Arbitrator, each of Parent and the Shareholder Representative shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute (the arbitrators so selected shall be referred to herein as the “Parent Arbitrator” and the “Shareholder Arbitrator,” respectively). In the event that either Parent or the Shareholder Representative fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Shareholder Arbitrator and Parent Arbitrator shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 10.12. If Shareholder Arbitrator and Parent Arbitrator are unable to agree on the Arbitrator within twenty (20) days after their selection, Shareholder Arbitrator and Parent Arbitrator shall each prepare a list of three independent arbitrators. Shareholder Arbitrator and Parent Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Shareholder Arbitrator and Parent Arbitrator.

(d) The Arbitrator selected pursuant to Section 10.12(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Parent submits a claim for $1,000, and if the Shareholder Representative contests only $500 of the amount claimed by Parent, and if the Arbitrator ultimately resolves the Arbitrable Dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Shareholders and 40% (i.e., 200 ÷ 500) to Parent.

(e) The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The arbitration shall be conducted in Chicago, Illinois. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.

(f) Parent, on the one hand, and the Shareholders, on the other hand, may enforce any Final Determination first in any court in the state of Illinois or federal court in the state of Illinois or, if such courts do not have jurisdiction over the Arbitrable dispute, then any other state or federal court having jurisdiction over the Arbitrable Dispute, where applicable. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(g) If any party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) twelve percent (12%) and (ii) the maximum rate permitted by applicable Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

10.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THRASYS, INC.

By:	/s/ Ramesh Balakrishnan
Name: Ramesh Balakrishnan
Title: Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By:	/s/ Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: President

UPHEALTH THRASYS MERGER SUB, INC.

By:	/s/ Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Shareholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Amended and Restated Agreement and Plan of Merger]